Exhibit 5.2

313.465.7000

September 17, 2021

Agree Realty Corporation

70 E. Long Lake Road

Bloomfield Hills, Michigan 48304

Re:	Prospectus Supplement to Registration Statement on Form S-3 (File No. 333-238729)

Ladies and Gentlemen:

We have acted as counsel to Agree Realty Corporation, a Maryland corporation (the “Company”), in connection with preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (a) a Registration Statement on Form S-3 (File No. 333-238729) (such registration statement as amended or supplemented from time to time, the “Registration Statement”) which became effective upon filing on May 27, 2020, and the prospectus of the Company included in the Registration Statement (the “Base Prospectus”); and (b) a prospectus supplement to the Base Prospectus dated September 8, 2021 (the “Prospectus Supplement”), pertaining to the issuance and sale by the Company of up to 7,000,000 depositary shares (the “Offered Depositary Shares”), each representing 1/1000th of a share of the Company’s 4.250% Series A Cumulative Redeemable Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”). The Offered Depositary Shares are to be offered and sold in accordance with the underwriting agreement referred to in the Prospectus Supplement (the “Underwriting Agreement”) and the deposit agreement referred to in the Prospectus Supplement (the “Deposit Agreement”). We have assumed that (i) the issuance of the Series A Preferred Stock, underlying the Offered Depositary Shares and deposited under the Deposit Agreement, and the deposit of such Series A Preferred Stock with Computershare Inc. and its wholly owned subsidiary Computershare Trust Company, N.A., jointly as depositary, pursuant to the terms of the Deposit Agreement, have been duly authorized by all necessary corporate action on the part of the Company and, when such Series A Preferred Stock is issued and delivered by the Company in accordance with the provisions of the Underwriting Agreement and the Deposit Agreement in exchange for payment therefor in accordance with resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, on or as of March 27, 2020, August 9, 2021, and September 8, 2021, such Series A Preferred Stock will be validly issued, fully paid and non-assessable, (ii) the Company has the corporate power to enter into the Deposit Agreement and the Underwriting Agreement, and the Offered Depositary Shares, the depositary receipts evidencing the Offered Depositary Shares and the Deposit Agreement have been duly authorized by all necessary corporate action on the part of the Company and (iii) the sale of the Offered Depositary Shares and the Underwriting Agreement have been duly authorized by all necessary corporate action on the part of the Company. The issues described in the preceding sentence are addressed in the separate opinion of Ballard Spahr LLP filed or incorporated by reference as an exhibit to the Registration Statement.

Honigman LLP · 2290 First National Building · 660 Woodward Avenue ∙ Detroit, Michigan 48226-3506

40736684

September 17, 2021

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we have assumed that the Offered Depositary Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus, and the Prospectus Supplement, including all supplements and amendments thereto, the Underwriting Agreement and the Deposit Agreement.

Our opinion is limited solely to matters set forth herein. The law covered by the opinion expressed herein is limited to the internal law of the State of New York. We are not rendering any opinion with respect to federal law, including federal securities laws, or state blue sky securities laws.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Offered Depositary Shares, when offered, sold, issued and delivered by the Company as described in the Registration Statement, the Base Prospectus and the Prospectus Supplement, and in accordance and in the manner set forth in the Underwriting Agreement and the Deposit Agreement (including, without limitation, the payment in full of the applicable consideration therefor), against payment therefor, and the depositary receipts evidencing the Offered Depositary Shares, will be validly issued and entitle their holders to the rights specified in the Deposit Agreement and the depositary receipts evidencing the Offered Depositary Shares, and the Deposit Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Our opinion set forth above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance, fraudulent transfer and voidable transaction laws), general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

Honigman LLP · 2290 First National Building · 660 Woodward Avenue ∙ Detroit, Michigan 48226-3506

40736684

September 17, 2021

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Honigman LLP

HONIGMAN LLP

DJK/JHK/PJV/HMJO/RZK/GSW/JHC

Honigman LLP · 2290 First National Building · 660 Woodward Avenue ∙ Detroit, Michigan 48226-3506

40736684